Exhibit 16.1    Letter from Ernst & Young LLP to the U.S. Securities and Exchange Commission dated June 2, 2005.

June 2, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 30, 2005, of ANADIGICS, Inc. and are in agreement with the statements contained in paragraph two on page two therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP